Exhibit 8.1

Avi M. Lev

alev@haslaw.com

(617) 378-4398

May 16, 2013

Cynosure, Inc.

5 Carlisle Road

Westford, Massachusetts 01886

RE:	Tax Opinion / Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-4, as amended, File No. 333-187895 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The said Registration Statement contemplates the registration of up to an aggregate of 6,080,100 shares (the “Shares”) of Class A Common Stock, par value $0.001 per share, of Cynosure, Inc., a Delaware corporation (the “Company”), issuable pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of May 15, 2013 (the “Merger Agreement”), by and among the Company, Commander Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (the “Merger Subsidiary”), and Palomar Medical Technologies, Inc., a Delaware corporation (“Palomar”).

Pursuant to the Merger Agreement, Palomar will merge with and into the Merger Subsidiary (the “Merger”), with the Merger Subsidiary surviving as a wholly owned subsidiary of the Company.

Subject to the qualifications below, and in reliance upon the representations and assumptions described herein, we are of the opinion that the Merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), with the United States federal income tax consequences to the holders of Palomar stock described in the Registration Statement under the heading, “Material U.S. Federal Income Tax Consequences.”

Cynosure, Inc. May 16, 2013 Page 2

We have acted as counsel to the Company in the Merger, and for purposes of rendering this opinion we have examined and relied upon: (a) the Merger Agreement, including the exhibits thereto; (b) the Registration Statement, including the exhibits thereto; (c) the letters delivered to Hinckley, Allen & Snyder LLP containing certain representations of Palomar, the Merger Subsidiary, and the Company relevant to this opinion (the “Representation Letters”); and (d) such other documents as we consider relevant to our analysis. In examining these documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

We have assumed that all parties to the Merger Agreement (and to any other documents relied upon by us) have acted and will act in accordance with the terms of such documents. We have assumed that the Merger will be consummated at the Effective Time (as defined in the Merger Agreement) pursuant to the terms and conditions set forth in the Merger Agreement, without the waiver or modification of any such terms and conditions. We have assumed that all representations contained in the Merger Agreement and the Representation Letters will be true and complete in all material respects as of the Effective Time, and that any representation made in any of such documents “to the best of the knowledge and belief” of any party (or similar qualification) are correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement.

We have not attempted to verify independently any representations made by Palomar, the Merger Subsidiary, or the Company, but in the course of our representation of the Company nothing has come to our attention that would cause us to question the accuracy thereof.

In rendering this opinion, we have assumed that Wilmer Cutler Pickering Hale and Dorr LLP has delivered to Palomar, and has not withdrawn, an opinion that is substantially similar to this one.

The conclusions expressed herein represent our best judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and the rulings and guidance published by the Internal Revenue Service (“IRS”), all as in effect on the date of this opinion. No assurances can be given that such laws, rulings and guidance will not be amended or otherwise changed after the date hereof, or that such changes will not affect the conclusions expressed herein. We undertake no responsibility to advise you of any developments after the date hereof in the application or interpretation of the income tax laws of the United States.

Our opinion represents our judgment as to how a court would decide the issues addressed herein, but our opinion is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS, or rejected by a court.

Cynosure, Inc. May 16, 2013 Page 3

This opinion is being delivered to you solely for your use in connection with the Merger Agreement. This opinion addresses only the specific United States federal income tax consequences of the Merger set forth above. This opinion does not address the effect of the Merger as to any non-income tax (such as estate, gift, transfer, sales and use taxes), nor does this opinion address the income tax consequences of the Merger as to any jurisdiction other than the United States (such as state, local and foreign income taxes). This opinion does not address any transaction other than the Merger. We express no opinion regarding the tax consequences of the Merger to those stockholders of Palomar that are subject to special tax rules.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Hinckley, Allen & Snyder LLP